Exhibit 107

CALCULATION OF REGISTRATION FEE

FORM S-1

(Form Type)

Capstone Holding Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.0005 per share	457(c)	5,190,251	(1)	$1.83	(2)	$9,498,159.33	0.0001531	$1,454.17
	Total Offering Amounts			5,190,251				$9,498,159.33		$1,454.17
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due									$1,454.17

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the securities being registered hereunder include such indeterminate number of additional shares of Common Stock as may from time to time be issued after the date hereof as a result of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, as amended, based on the average of the high and low prices of the Company’s Common Stock reported on the Nasdaq Capital Market on May 30, 2025, a date within five business days prior to the initial filing of the registration statement to which this exhibit is attached.